Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 11, 2017, with respect to the consolidated financial statements of SailPoint Technologies Holdings, Inc. contained in the Final Prospectus, filed on November 17, 2017, relating to the Registration Statement on Form S-1 (File No. 333-221036) which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Denver, CO

November 20, 2017